Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 9, 2020, with respect to the statements of assets and liabilities of VanEck Merk Gold Trust (the “Trust”), including the schedules of investment, as of January 31, 2020 and 2019, and the related statements of operations and changes in net assets for the three-year period ended January 31, 2020 and the financial highlights for the five-year period ended January 31, 2020 and the effectiveness of internal control over financial reporting as of January 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

BBD, LLP

Philadelphia, Pennsylvania

May 5, 2020